Exhibit 5.1 and 23.1

February 27, 2006

Mellon Financial Corporation

500 Grant Street

Pittsburgh, PA 15258

Re:	Mellon Financial Corporation

Elective Deferred Compensation Plan

Elective Deferred Compensation Plan for Senior Officers

1990 Elective Deferred Compensation Plan for Directors and Members of the

Advisory Board

Registration Statement on Form S-8

Gentlemen:

I am Associate General Counsel of Mellon Financial Corporation, a Pennsylvania corporation (the “Corporation”), and, in that capacity, have acted as counsel for the Corporation in connection with (i) the adoption and operation of the Corporation’s Elective Deferred Compensation Plan, Elective Deferred Compensation Plan for Senior Officers and 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board, as such plans may be amended or, for deferrals and/or amounts vested after December 31, 2004, replaced by successor plans that are adopted in compliance with Section 409A of the Internal Revenue Code (referred to together as the “Plans”), (ii) the creation and issuance of up to $200,000,000 in obligations of the Corporation for the payment of compensation elected to be deferred by participants under the Plans (the “Plan Obligations”), (iii) the preparation of the documents that constitute the Section 10 (a) prospectuses for each of the Plans within the meaning of Rule 428(a)(1) of the Securities Act of 1933, as amended (the “Act”) and (iv) the preparation of the Corporation’s Registration Statement on Form S-8 with respect to the Plan Obligations (the “Registration Statement”), to be filed with the Securities and Exchange Commission and with which this opinion is to be filed as an exhibit. This opinion is being furnished pursuant to the requirements of Form S-8 and Item 601 of Regulation S-K under the Act.

In furnishing this opinion, I, or attorneys under my supervision, have examined the Registration Statement, the prospectuses for the Plans and such other documents, legal opinions and precedents, corporate and other records of the Corporation and its subsidiaries and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In such examination, I or such attorneys have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

Based upon the foregoing, I am of the opinion that:

1.	The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Pennsylvania;

2.	The Registration Statement has been duly authorized by all necessary corporate action of the Corporation; and

3.	The Plan Obligations, when issued in accordance with the terms of the Plans, will be duly authorized and validly created and will represent valid and binding obligations of the Corporation enforceable against the Corporation in accordance with the terms of the Plans, except as limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights and general equitable principles.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ Carl Krasik